                                                                      EXHIBIT 11


                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                   QUARTER ENDED          TWO QUARTERS ENDED
                                                               JUNE 27,     JUNE 28,     JUNE 27,     JUNE 28,
                                                                 2003         2002        2003          2002
                                                              ---------    ---------    ---------    ---------

Weighted-average number of shares
     outstanding during period                                   16,646       16,557       16,635       16,545
Common Stock equivalents -
     Incremental shares under stock options plans                    65          472          103          455
                                                              ---------    ---------    ---------    ---------

Number of shares on which diluted earnings
     per share is based                                          16,711       17,029       16,738       17,000
                                                              =========    =========    =========    =========

Net income before cumulative effect of change
     in accounting principle                                  $     458    $     671    $     588    $   1,120

Cumulative effect of change in accounting principle                   -            -            -      (37,038)
                                                              ---------    ---------    ---------    ---------

Net income (loss)                                             $     458    $     671    $     588    $ (35,918)
                                                              =========    =========    =========    =========

Basic net income (loss) per share
---------------------------------
Net income before cumulative effect of change
     in accounting principle                                  $    0.03    $    0.04    $    0.04    $    0.07
Cumulative effect of change in accounting principle                   -            -            -        (2.24)
                                                              ---------    ---------    ---------    ---------
Basic net income (loss) per share                             $    0.03    $    0.04    $    0.04    $   (2.17)
                                                              =========    =========    =========    =========

Diluted net income (loss) per share
-----------------------------------
Net income before cumulative effect of change
     in accounting principle                                  $    0.03    $    0.04         0.04    $    0.07
Cumulative effect of change in accounting principle                   -            -            -        (2.18)
                                                              ---------    ---------    ---------    ---------
Diluted net income (loss) per share                           $    0.03    $    0.04    $    0.04    $   (2.11)
                                                              =========    =========    =========    =========






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